TO BUSINESS EDITOR:

Kenneth E. Edge Retires as CEO of AMCORE Financial, Inc.;
William R. McManaman Named as CEO

ROCKFORD, Ill., Feb. 25 /PRNewswire-FirstCall/ — The Board of Directors of AMCORE Financial, Inc. (Nasdaq: AMFI) announces that Kenneth E. Edge, 62, has elected to retire as CEO of AMCORE effective immediately, and he will retain his role as chairman. His duties as CEO will be assumed by William R. McManaman, 60, a member of the Board since 1997.

Mr. Edge's long and distinguished career at AMCORE spans 38 years. "I have had a long and memorable career here at AMCORE. I had originally contemplated working longer, but felt that I have now accomplished the things I had hoped to achieve," said Mr. Edge. "I will cherish the friends and colleagues with whom I have worked. I am proud of the strong management team we have assembled and am confident, that with the Board's strong support, AMCORE will be able to demonstrate great success. I look forward to spending more time with my family, especially my six grandchildren."

As the architect of AMCORE's branch expansion program, which began in 2001, Mr. Edge led the Company's growth to $5.2 billion in assets and has added 30 net new branches in Rockford, as well as in fast growing markets in the Chicago suburbs and Madison, WI. Mr. Edge also assembled a talented management team that has brought with them the skills and perspectives of much larger financial services organizations. Today, AMCORE is the largest publicly-held company in its home market.

In accepting Mr. Edge's retirement, the Board of Directors expressed deep appreciation for his many years of leadership, service and dedication to AMCORE. Fred Hay in his role as chairman of the Board's Governance Committee said, "I have worked with Ken for many years and have seen the strength of his character, his steadfast leadership skills and thorough understanding of the banking industry. On behalf of the Board, we wish him all the best in his retirement."

"Under Ken's leadership, AMCORE has expanded its footprint to higher growth markets building a solid foundation for the franchise," said Mr. McManaman. "I trust that my background and perspective as a longtime Board member and my career in other consumer products and services industries will complement Don Wilson's banking and business expertise as we continue to implement strategies to improve our performance and create greater efficiencies."

Mr. McManaman's experience includes senior financial and strategic positions, including CFO, at such firms as the Brunswick Corporation, Chicago; Dean Foods, Chicago; First Health, Downers Grove, IL; Aurora Foods, St. Louis, MO; and Ubiquity Brands, Chicago. During his career, he has worked growing and expanding household names, as well as streamlining companies.

Don Wilson, President and Chief Operating Officer, added, "Ken's support, guidance and personal friendship have meant a great deal to me during my time here at AMCORE. I look forward to the insight and mentoring that Bill will bring to this management team as we continue to grow on the solid foundation that Ken has built."

AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.2 billion with 79 locations in Illinois and Wisconsin. AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and wealth management services including trust, brokerage, investment management and comprehensive retirement plan services.

AMCORE common stock is listed on The NASDAQ Stock Market under the symbol AMFI. Further information about AMCORE Financial, Inc. can be found at the Company's website at http://www.AMCORE.com.

SOURCE AMCORE Financial, Inc.
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/CONTACT: Katherine Taylor of AMCORE Financial, Inc., +1-815-961-7164/
/First Call Analyst: /
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/Web site: http://www.AMCORE.com /
(AMFI)